Exhibit 10.11

1st Amended and Restated

Operating Agreement

of

EBGG-JV LLC

An Oklahoma Limited Liability Company

Dated effective August 18, 2010

1st AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE II FORMATION, NAME, AND TERM	6
2.1 Formation	6
2.2 Name	6
2.3 Articles of Organization.	6
2.4 Term.	6
ARTICLE III BUSINESS	7
3.1 Business of the Company	7
3.2 Principal Place of Business	7
3.3 Principal Place of Operations	7
3.4 Registered Office and Registered Agent.	7
3.5 Outside Activities.	7
ARTICLE IV INTERESTS	7
4.1 Classes of Interests	7
4.2 Certificates	8
4.3 Interests; Initial Ownership	8
4.4 Establishment and Designation of Series	8
ARTICLE V MANAGEMENT	10
5.1 Management	10
5.2 Number of Managers.	10
5.4 Term of Managers	10
5.6 Rights and Powers	10
5.5 Authority of Managers	11
5.7 Limitation on Duties and Liability of Members and Managers	11
5.8 Indemnity.	12
5.9 Resignation of Manager	14
5.10 Removal of Manager	14
5.11 Vacancies	14
5.11 Officers	14
ARTICLE VI MEETINGS	16
6.1 Member Meetings	16
6.2 Board of Manager Meetings.	17
ARTICLE VII ACCOUNTING AND REPORTS	18
7.1 Accounting Member; Books and Records	18
7.2 Financial Statements	18
7.3 Tax Returns	19
7.4 Inspection of Records	19
7.5 Company’s Method of Accounting and Fiscal Year	19

i

ARTICLE VIII COMPENSATION AND AGREEMENTS	19
8.1 Compensation	19
8.2 Operation	19
8.3 Related Party Agreements	19
8.4 Employee Leasing Agreement	20
ARTICLE IX CAPITAL	20
9.1 Initial Contributions to Company Capital	20
9.2 Additional Required Contributions	20
9.3 Payment of Operating Costs	21
9.4 Withdrawal of Capital Contributions	21
9.5 Return of Contributions	21
ARTICLE X NET PROFITS, NET LOSSES, AND DISTRIBUTIONS	21
10.1 Sharing of Net Profits and Net Losses	21
10.2 Qualified Income Offset	22
10.3 Minimum Gain Chargeback	22
10.4 Member Nonrecourse Deductions	22
10.5 Current Distributions from Company	22
10.6 Distributions	22
10.7 Monthly Keep Whole Distributions	23
10.8 Nonliquidating Distributions In Kind	24
10.9 Restrictions on Distributions	24
ARTICLE XI DISSOLUTION	24
11.1 Dissolution	24
11.2 Liquidating Agent	24
11.3 Payment of Debts	24
11.4 Liquidating Distributions	25
11.5 Termination of the Company	25
ARTICLE XII INCOME TAX ALLOCATIONS AND ELECTIONS	25
12.1 Allocations	25
12.2 Section 754 Election	25
12.3 Allocations Upon Sale or Exchange	25
12.4 Tax Matters Partner	26
ARTICLE XIII TRANSFER OF MEMBERSHIP INTERESTS	26
13.1 Transfer	26
13.2 Transfer of Interest by a Member	26
13.3 Further Restrictions on Transfer	27
13.4 Withdrawal of a Member	27
ARTICLE XIV ADMISSIONS OF SUBSTITUTE AND ADDITIONAL MEMBERS	27
14.1 Admission of Substitute Members	27
14.2 Admission of Additional Members	28
ARTICLE XIV TERMINATION OF JOINT ENTERPRISE	28
15.1 Right of Early Termination	28
15.2 Form of Termination	28
15.3 Effect of Termination	29

ii

ARTICLE XVI RESOLUTION OF DISPUTES	29
16.1 Resolution of Disputes	29
16.2 Injunctive Relief	29
16.3 Venue and Jurisdiction	30
16.4 Service of Process	30
16.5 Waiver of Jury Trial	30
16.6 Waiver of Punitive Damages	30
16.7 Legal Fees	30
ARTICLE XVII MISCELLANEOUS	30
17.1 Amendment of Agreement	30
17.2 Notices	30
17.3 Applicable Law	31
17.4 Counterparts	31
17.5 Pronouns	31
17.6 Further Assurances	31
17.7 Severability	31
17.8 Dates	31
17.9 Headings	31
17.10 Creditors	32
17.11 Heirs, Successors and Assigns	32
17.12 Waivers	32
17.13 Rights and Remedies Cumulative	32
17.14 No Partnership Intended for Nontax Purposes	32
17.15 Estoppel Certificate	32
17.16 Integration	32
17.17 Survival of Terms	32
17.18 Priority of Agreements	33

iii

1st AMENDED AND RESTATED

Operating Agreement

of

EBGG-JV LLC

(An Oklahoma Limited Liability Company)

THIS 1ST AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of August 18, 2010 (the “Effective Date”), by and among those persons listed on Schedule A in order to form a limited liability company under the Oklahoma Limited Liability Company Act.

ARTICLE I
DEFINITIONS

Definitions. Wherever used in this Agreement, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement. Each term that is defined in this Agreement in the singular shall include the plural of such term, and each term that is defined in this Agreement in the plural shall include the singular of such term. The following terms when used herein shall have the meanings indicated:

1.1 “Accounting Period” shall mean the calendar year.

1.2 “Adjusted Capital Account” means, as of any day, a Member’s total Capital Account as adjusted by the credits and debits described in the definition of Capital Accounts provided in Section 1.8.

1.3 “Accounting Member” shall mean the GGS Member with duties and authorities as more fully described in Section 7.1.

1.4 “Act” shall mean the Oklahoma Limited Liability Company Act, as amended from time to time.

1.5 “Affiliate” of a Person shall mean (i) any other Person which, directly or indirectly, owns, controls, or holds with power to vote 20% or more of the outstanding voting securities of such Person; (ii) any other Person 20% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (iv) any officer, director, manager or partner of such Person; and (v) if such Person is an officer, director, manager or partner of a Person, any Person for which such Person acts in any such capacity.

1.6 “Articles of Organization” shall mean the Articles of Organization for the Company filed with the Oklahoma Secretary of State, as may be hereafter amended, restated, modified or supplemented from time to time.

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1.7 “Assignee” shall mean a Person to whom one or more Interests have been Transferred, by Transfer or assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

1.8 “Board of Managers” or “Board” shall mean the committee of Managers as described in Section 5.1.

1.9 “Capital Accounts” shall mean the accounts established on the books of the Company with respect to each Member, as described in Article VII, which shall be credited with (i) the Capital Contribution of the Member, (ii) the Member’s distributive share of Net Profits, (iii) the amount of the Company’s liabilities assumed by the Member (or which are secured by the Company’s property distributed to the Member), and (iv) any items in the nature of income or gain that are specially allocated pursuant to Sections 10.2, 10.3, or 10.4 hereof. In addition, the Capital Account of each Member shall be debited with (a) the amount of cash and the fair market value of any Company property distributed to the Member pursuant to any provision of this Agreement (net of liabilities securing the distributed property that the Member is considered to assume or take under Section 752 of the Code), (b) any item in the nature of expenses or losses specially allocated to the Member under this Agreement (except as provided in Section 704(c)(1)(A) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(3)), and (c) the Member’s distributive share of Net Losses.

In the event the Company Basis of Company assets is adjusted in accordance with the provisions of this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss on such assets equal to the amount of the aggregate net adjustment.

In all events, and notwithstanding anything contained in this Agreement which might otherwise produce a conflicting result, Capital Accounts shall be maintained and adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b) (2)(iv). In the event an interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent related to the Transferred interest, and to the extent such succession is necessary to maintain the Capital Accounts in compliance with applicable Treasury Regulations.

For Capital Account purposes, any loans or advances by the Members to the Company shall not be considered Capital Contributions (as hereinafter defined) to the Company but shall be considered Company liabilities.

1.10 “Capital Contributions” shall mean either the amount of cash, and fair market value of debt securities or promissory notes payable, property or services contributed to the capital of the Company by the Members (net of liabilities securing the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code). The Capital Contribution of each Member shall be referred to herein as that Member’s “Capital Contribution.”

1.11 “CEO” shall have the meaning given in Section 5.11.

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1.12 “Code” shall mean the Internal Revenue Code of l986, as amended.

1.13 “Company” shall mean EBGG-JV LLC formed pursuant to this Agreement and doing business under the same name.

1.14 “Company Basis” shall mean, in the case of an asset contributed by a Member to the Company, the fair market value of the asset on the date of contribution, as reasonably determined by the contributing Member and all of the Managers, less Depreciation thereafter taken with respect thereto, if any, and in the case of any other asset, its adjusted basis for federal income tax purposes; provided, however, the Company Basis of all Company assets shall be adjusted to equal their respective fair market values, as determined by all of the Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a minimal Capital Contribution; (b) the distribution by the Company of more than a minimal amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (c) the termination of the Company for federal income tax purposes pursuant to Section 708(b) (1) (B) of the Code. In the event the Company Basis of an asset has been adjusted as provided in the preceding sentence, such Company Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

1.15 “Deficit Member” shall have the meaning given in Section 10.1.

1.16 “Depreciation” shall mean, for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for an Accounting Period, except that if the Company Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of an Accounting Period, then the depreciation, amortization or cost recovery deduction with respect to the asset shall be an amount which bears the same ratio to the beginning Company Basis as federal income tax depreciation, amortization or other cost recovery deduction for the Accounting Period bears to the beginning adjusted tax basis.

1.17 “Adjusted EBITDA” shall have the meaning given in Section 7.5.

1.18 “Encumbrance” shall mean any lien, pledge, encumbrance, collateral assignment or hypothecation; provided that any lien, pledge, encumbrance, collateral assignment or hypothecation granted to a federally insured entity in the business of lending shall not be deemed to be an Encumbrance.

1.19 “GGS Member” shall mean Global Gaming RP, LLC, an Oklahoma limited liability company.

1.20 “GGS Monthly Keep Whole” shall mean an agreed upon amount attributable to a given calendar month as set forth on Schedule 10.7 intended to compensate the GGS Member for the seasonally adjusted distributable net cash flow from its prior food and beverage sales which have been displaced by the business of the Company. That amount is agreed to be $300,000 annually and the GGS Monthly Keep Whole shall be as set forth on Schedule 10.7 as it may be amended from time to time by the Managers. .

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1.21 “Indemnitee” shall have the meaning given in Section 5.7(a).

1.22 “Interest” shall mean the membership interests issued to the Members pursuant to this Agreement, and any security which such membership interest may be issued in exchange for, as a distribution on, or in replacement or upon conversion of, or otherwise issued in respect of (including securities issued in a distribution, split or recombination or pursuant to the exercise of preemptive rights).

1.23 “Majority in Interest of Members” shall mean those Members holding in excess of fifty percent (50%) of the Interests.

1.24 “Majority of Managers” means a simple majority of the Managers.

1.25 “Manager” or “Managers” shall be those persons elected to manage the Company pursuant to Article V.

1.26 “Mandatory Provisions” shall mean the provisions of the Act that cannot be altered by the agreement of the members of a limited liability company that is subject to the Act.

1.27 “Members” shall initially be those members listed on Schedule A and such other persons who become Members according to the provisions of this Agreement and the Act.

1.28 “Member Non-Recourse Debt” shall have the meaning accorded “partner non-recourse debt” in Treasury Regulation Section 1.704-2(b)(4).

1.29 “Member Non-Recourse Deductions” shall have the meaning accorded “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(2).

1.30 “Net Cash Flow” shall mean the amount, if any, by which cash funds provided from operations of the Company including proceeds from the sale or refinancing of Company assets, exceed Operating Costs.

1.31 “Net Profits and Net Losses” for each Accounting Period, an amount equal to the Company’s taxable income or loss for the Accounting Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703 (a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) shall be added to such income or loss, but income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i) shall be excluded;

(ii) losses and deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), shall be included in determining such income or loss, but losses or deductions (or items thereof) described in Treasury Regulation Section 1.704-1(b)(4)(i) shall be excluded;

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(iii) any expenditure of the Company described in Section 705 (a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Company Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Company Basis;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with Section 1.20 hereof; and

(vi) items of income or gain which are specially allocated pursuant to Sections 10.2, 10.3 or 10.4 shall not be taken into account in computing Net Profits or Net Losses.

1.32 “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

1.33 “Nonrecourse Debt” shall have the meaning set forth accorded “nonrecourse liability” in Treasury Regulation Section 1.752-1(a)(2).

1.34 “Notice of Termination” shall have the meaning set forth in Section 15.1.

1.35 “Officer” or “Officers” shall be those persons appointed and delegated authority by the Managers the Company as provided in Section 5.11.

1.36 “Operating Costs” shall mean all costs and expenses paid by the Company during an Accounting Period, including, but not limited to, taxes, capital expenditures and debt service.

1.37 “OPS Member” shall mean RP Ops, LLC, an Oklahoma limited liability company.

1.38 “OPS Investment” shall mean an amount, not to exceed $100,000.00, actually expended by the OPS member for start-up costs for the Henry Hudson’s Pub and Coach’s, including the hiring and training of the management team and employees for the concepts managed by the Company.

1.39 “OPS Monthly Keep Whole” for any given calendar month shall mean an amount equal to the GGS Monthly Keep Whole for that month.

1.40 “Optional Provisions” shall mean the optional provisions of the Act that can be altered by the agreement of the members of a limited liability company that is subject to the Act.

1.41 “Outside Activities” shall have the meaning specified in Section 3.4.

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1.42 “Related Party Agreements” shall have the meaning specified in Section 8.3.

1.43 “Person” shall mean a natural person, corporation, general partnership, limited partnership, association (if a legal entity), limited liability company, limited liability limited partnership, trust, or other legal entity, whether acting in an individual, fiduciary or other capacity.

1.44 “Principal Owner” shall mean the majority owner of any of the beneficial, equity, stock, or membership interest of a corporation, partnership or limited liability company which is a Member.

1.45 “Sharing Ratio” shall mean for a particular Member owning an Interest, a fraction, the numerator of which is the percentage of Interests owned by such Member, and the denominator of which is the total percentage of Interests owned by all Members.

1.46 “Substitute Member” shall mean a person who has satisfied all Transfer requirements of Article XIII and XIV.

1.47 “Termination Date” shall have the meaning given in Section 15.2.

1.48 “Transfer” and any variants thereof with respect to an Interest shall have the meaning given in Section 13.1.

ARTICLE II
FORMATION, NAME AND TERM

2.1 Formation. The Company was formed on July 22, 2010, and is subject to this Agreement. The Members agree to be members in a limited liability company under the provisions of this Agreement and the Act, and hereby ratify, confirm, and approve the formation of the Company pursuant to the Act and the filing of the Articles of Organization at the office of the Secretary. From and after the date of this Agreement, the rights and obligations of the Members and the affairs of the Company shall be governed first by the Mandatory Provisions, second by the Articles of Organization, third by this Agreement, and fourth by the Optional Provisions. In the event of any conflict among the foregoing preferences, the conflict shall be resolved in the order of priority set forth in the immediately preceding sentence.

2.2 Name. The name of the Company shall be EBGG-JV LLC.

2.3 Articles of Organization. The Company has filed the Articles of Organization as required by the Act and shall do all other things requisite to the organization and continuation of a limited liability company under the Act.

2.4 Term. The term of this Agreement, which commenced upon the adoption of this Agreement by the Members, shall be perpetual, unless sooner terminated in the manner provided herein or by operation of law.

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ARTICLE III
BUSINESS

3.1 Business of the Company. The purposes of the Company shall be to:

(a) manage, provide, or contract for food and beverage service at Remington Park and its associated facilities,

(b) do any and all things necessary or incident to the foregoing; and

(c) engage in any other lawful act or activity for which limited liability companies may be organized under the Act, as now in effect or as hereafter amended, subject to the approval of a Majority in Interest of Members.

3.2 Principal Place of Business. The principal place of business of the Company shall be located at 1101 W Waterloo Road, Edmond, Oklahoma 73025, or such other place as may be designated and approved from time to time by the Managers. At the principal place of business, the Company shall keep: (a) a current list of the full name and last known business address of each Member and Manager; (b) copies of records that would enable a Member to determine the relative voting rights of the Members, if needed; (c) a copy of the Articles of Organization and any amendments to the Articles; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, from inception; and (e) a copy of this Agreement and any amendments thereto.

3.3 Principal Place of Operations. The principal place of operations of the Company shall be at Remington Park, One Remington Place, Oklahoma City, OK 73111. At the principal place of operations, the Company shall keep (a) copies of its financial books and records and (b) copies of any financial statements of the Company from inception.

3.4 Registered Office and Registered Agent. The Company’s registered office shall be located at 1101 W. Waterloo Road, Edmond, Oklahoma 73025, and the registered agent at such address shall be William C. Liedtke III, until changed by a vote of the Managers.

3.5 Outside Activities. Each Member, Manager and Officer may have business interests and engage in business activities in addition to those relating to the Company and its related entities (“Outside Activities”) and neither the Company, nor the other Member or Managers shall have any rights by virtue of this Agreement, or the relationship contemplated herein, in the Outside Activities of such Member, Manager or Officer. Should the Company enter into a separate agreement with any Member, Manager or Officer, such as a consulting or employment agreement which addresses the issue of Outside Activities, non-competition or confidentiality, the terms of such other agreement shall control over this provisions of this Section 3.5.

ARTICLE IV
INTERESTS

4.1 Classes of Interests. The Company shall be authorized to issue one (1) class of Interests in the Company.

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4.2 Certificates. The Company may issue certificates representing ownership of the Interests. Each certificate shall be signed by one or more Managers of the Company. Interests may also be indicated on the books of the Company without the issuance of certificates.

4.3 Interests; Initial Ownership. The Company shall initially issue Interests to the Members in accordance with their Sharing Ratios indicated on Schedule A for the amounts stated. Each Member shall be entitled to one (1) vote for each Interest it owns.

4.4 Establishment and Designation of Series. Subject to the approval of Members holding 80% of the Interests, the Board, at any time and from time to time, may authorize the division of Members and Interests into two or more series (“Series”) and the division of any existing or new Series into two or more classes (“Classes”). Any such authorization shall (i) establish and designate, and fix and determine the relative rights, powers, privileges, preferences and duties of the Series or Class (including, without limitation, voting rights, distribution rights, transfer restrictions, conversion rights and redemption rights) so authorized; (ii) set forth the purposes, powers, policies, restrictions and limitations of the Series so authorized; (iii) be effective as of the date specified therein; and (iv) be incorporated herein by reference.

(a) Assets and Liabilities Associated with Series. Should separate Series of Members and Interest be established pursuant to this Section 4.4, the Managers shall cause the Company to maintain separate and distinct records for each Series and shall cause the assets, debts, liabilities, obligations, expenses, profits and losses associated with any such Series to be held and accounted for separately from the other assets, debts, liabilities, obligations, expenses, profits and losses of the Company or any other Series.

(1) All consideration received by the Company for the issue or sale of Interests of a particular Series together with all Company assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any capital proceeds received by the Company from a capital transaction involving such assets, shall irrevocably belong to that Series for all purposes, subject only to the rights of creditors of such Series and except as may otherwise be required by applicable tax laws. In the event that there are any Company assets, or any income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular Series, the Managers shall allocate them among any one or more Series in such manner and on such basis as a Majority of Managers, in their sole discretion, deem fair and equitable. Each such allocation by the Managers shall be conclusive and binding upon the Members and any interest holders of all Series and Classes for all purposes.

(2) All liabilities, expenses, costs, charges and reserves of the Company which are readily associated with a particular Series shall be charged against the assets associated with that Series, and any liabilities, expenses, costs, charges and reserves of the Company that are not readily associated with a particular Series shall be allocated and charged by the Managers to, between or among any one or more of the Series, in such manner and on such basis as the Board, in its sole discretion, deem fair and equitable. Each such allocation by the Board shall be conclusive and binding upon the Members and interest holders of all Series and Classes for all purposes.

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(3) The debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets associated with that Series only, and not against the assets associated with any other Series (or against the assets of the Company generally). The Board shall cause notice of this limitation on inter-series liabilities to be set forth in the Articles of Organization of the Company (whether originally or by amendment) to be filed in the Office of the Oklahoma Secretary of State pursuant to the Act. All Persons who extend credit to (or with respect to) a particular Series, or who contract with (or with respect to) or have a claim against a particular Series, may look only to the assets associated with that Series for repayment of such credit of to enforce or satisfy any such contract or claim.

(4) Subject to Section 4.4(f) of this Agreement and notwithstanding Article X of this Agreement, the holders of Interests in one Series shall be entitled to distributions, whether interim or upon dissolution and winding up of a given Series or the Company, only out of the assets and proceeds associated with that Series and shall not be entitled to receive any distributions out of, and shall have no rights or interests with regard to, the assets or proceeds associated with any other Series.

(b) Purposes of Series. Unless otherwise limited by the authorization creating the Series, the purpose of any Series created hereunder shall be as set forth in Section 3.1 of this Agreement.

(c) Management of Series. The Board shall manage the business and affairs of all Series and are authorized to appoint officers, employees and agents to provide services exclusively for one or more Series.

(d) Transferability. Members in a Series and all holders of Interest in a Series shall be subject to the restrictions set forth in Articles XIII, XIV and XV of this Agreement.

(e) Voting Rights. Unless otherwise provided in the authorization creating the Series and except as set forth in this Section 4.4, the rights, powers, privileges, limitations, and restrictions, including voting rights, of the Members of a particular Series shall be as otherwise set forth in this Agreement; provided, however, that in no event shall Members of a Series be entitled to vote with respect to any matter that does not affect any interest of such Series.

(f) Dissolution of Series. Any given Series may be dissolved and its affairs wound up without causing a dissolution of the Company. Upon the dissolution of a Series pursuant to this Section 4.4(f), the Board shall wind up the affairs of the dissolved Series. Upon dissolution and winding up of the Series, the Board shall provide for claims and obligations of the Series as provided in Article XI.

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ARTICLE V
MANAGEMENT

5.1 Management. Subject to limitations of the Articles of Organization, this Agreement and the laws of the State of Oklahoma as to any actions to be authorized or approved by the Members, (a) all power to conduct business and affairs of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed and conducted by, the Board of Managers and (b) the Board shall have full and complete authority and discretion to make any and all decisions concerning the business. A Manager may, but need not, be a Member of the Company, or an employee or affiliate of a Member of the Company. All decisions of the Board of Managers shall be made by a Majority of the Managers.

5.2 Number of Managers. The number of Managers shall be one (1) or more. As of the Effective Date and until changed by a Majority in Interest of Members, the number of Managers shall be four (4). The initial Managers shall be: John Elliott, Greg Pittman, Jim Burke and Brad Grow.

5.3 Term of Managers. Managers shall serve until a successor or successors are duly elected and have qualified, or until their earlier resignation or removal.

5.4 Rights and Powers. The Board shall, without limiting the generality of Section 5.1, but subject to the restrictions and limitations set forth in this Agreement, have the following rights and powers:

(a) To prescribe such powers and duties for Managers as are not inconsistent with applicable law, the Articles of Organization or this Agreement, and fix their compensation (if any);

(b) To select and remove all Officers, agents and employees of the Company, fix their compensation (if any), delegate and prescribe such powers and duties for them as may not be inconsistent with applicable law, with the Articles of Organization or this Agreement and to confer upon any Officer of the Company the power to appoint, remove and suspend subordinate officers and agents;

(c) To designate any place within or without the State of Oklahoma for the holding of any Members’ meeting or meetings;

(d) To borrow money and incur indebtedness in the ordinary course of business of the Company for necessary business operations, and to cause to be extended and delivered therefor, in the Company name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt;

(e) To propose the annual budgets of the Company and its Affiliates;

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(f) To establish limits, coverages and terms of insurance as the Managers deem advisable, including liability insurance for the protection of the Company, the Members and the Managers;

(g) To invest Company funds; and

(h) To do any and all things necessary, advisable or convenient to carry on the business of the Company and to pursue the goals and objectives of the Company.

5.5 Authority of Managers. The Board shall exercise control over all aspects of Company’s business and affairs. Each Manager shall have one (1) vote and actions of the Board shall be made by a Majority of Managers. Other than in the capacity as an Officer of the Company pursuant to Section 5.11 or as expressly authorized by the Board, no single Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing.

5.6 Limitation on Duties and Liability of Members and Managers.

(a) Except as otherwise limited in the Act, this Agreement or other written agreement between or among the Company and the Members, the only duties the Members and Managers owe to the Company or its Members are the duties of care and loyalty, and limited to those duties as they are specifically set forth in Section 409 (Standards of Conduct For Members And Managers) of the Revised Uniform Limited Liability Company Act, as approved and recommended for enactment in all states in 2006 by the National Conference of Commissioners on Uniform State Laws notwithstanding . The scope of the duties of the Members and Managers shall not be expanded therefrom by application of the law of agency to this Agreement or to the rights and duties of the Members and Managers generally.

(b) No Manager or Officer shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager or an officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a Manager or an Officer: (i) for any breach of the Manager’s or officer’s duty of loyalty to the Company or its Members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (iii) for any transaction from which the Manager or Officer derived an improper personal benefit.

(c) A Member or Manager does not violate a duty or obligation under this Agreement to the Company or other Members merely because its conduct furthers its own interest or the interest of its Affiliates. So long as a profit or benefit is not improper, no Manager shall not be required to hold or account to the Company or the Members as a trustee for any profit or benefit derived by it or its Affiliates arising from transactions in the ordinary course of business with the Company, provided such related party transactions are noted as such in the books and records of the Company and are disclosed to the Members on reasonably prompt basis. Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes a contract or transaction.

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(d) A Manager shall be entitled to rely on any information, opinion, report, or statement set forth in Section 2016.2 of the Act, unless the Manager has knowledge which would cause that reliance to be unwarranted.

(e) A Manager is not liable for any action taken as a Manager or any failure to take any action, if the Manager has performed the duties of the office in compliance with the business judgment rule as applied to directors and officers of a corporation.

(f) All of the Members may authorize or ratify, after full disclosure of all material facts, a specific act or transaction that otherwise would have violated the duty of loyalty or care.

(g) This Section 5.6 may be only be amended pursuant to written consent in accordance with Section 17.1 that specifically states that it is intended to modify Section 5.6 of this Agreement.

5.7 Indemnity.

(a) Company Indemnity. To the maximum extent permitted by law, the Company shall indemnify and hold harmless all Members, Managers, Officers, and Principal Owners of Members and their respective managers, directors, and officers (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, by reason of the fact that the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member(or a manager, director, or officer thereof), Principal Owner of a Member (or a manager, director, or officer thereof), Manager or Officer of the Company, arising out of or incidental to the business of the Company, provided: (i) the Indemnitee’s conduct did not constitute willful misconduct or recklessness; (ii) the action is not based on breach of this Agreement; (iii) the Indemnitee acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee’s authority; and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe his or its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

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(b) Good Faith Defined. For purposes of any determination under Section 5.7(a), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the Managers or Officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this Section 5.7(b) shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, manager, employee or agent. The provisions of this Section 5.7(b) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 5.7(a).

(c) Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 5.7 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 5.7.

(d) Non-Exclusivity. The indemnification provided by this Section 5.7 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

(e) Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnitee against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(f) Contractual Rights. Without the necessity of entering into an express contract, the rights conferred upon Indemnitees under this Section 5.7 with respect to indemnification and the advancement of expenses shall be deemed to be contractual rights upon which the Indemnitees are presumed to have relied in determining to serve or to continue to serve in their capacity with the Company. The rights provided in this Section 5.7 shall be effective and legally enforceable to the same extent and as if provided for in a contract between the Company and each Indemnitee. Any amendment to or repeal of this Section 5.7 shall not adversely affect the rights of indemnification provided in this Section 5.7 with respect to any acts or omissions of an Indemnitee occurring prior to such amendment or repeal.

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(g) Survival. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.7 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, Manager, Officer, or Principal Owner of a Member, or as a manager, director, or officer thereof and shall inure to the benefit of the heirs, executors and administrators of such a person.

5.8 Resignation of Manager. Any Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the receipt of notice or at such time as shall be specified in the notice. The acceptance of the resignation shall not be necessary to make it effective.

5.9 Removal of Manager. A Manager may be removed at any time, with our without cause, by a Majority in Interest of Members.

5.10 Vacancies. Vacancies in positions of Managers may be filled by Majority in Interest of Members, even if there is only one remaining Manager, and the Managers so chosen shall hold office until the until the next election of Managers, and until their successors have been duly elected and have qualified, or until their earlier resignation or removal; provided, however, that two of the Managers shall be nominated by the OPS Member and the other two Managers shall be nominated by the GGS Member.

5.11 Officers.

(a) The Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board) who may be designated as Officers of the Company, including a Chairman of the Board, a President and Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents, a Secretary, a Chief Financial Officer, and any other officers with such titles, powers, and duties as shall be determined by the Board. Nothing set forth in the creation of offices, the appointment of Officers or the delegations of authority to Officers shall in any way be construed to diminish the ultimate authority of the Managers to manage the business and affairs of this Company; provided, however, any person dealing with an Officer of the Company shall be entitled to rely on the authority of such Officer to the extent delegated by an action of the Board

(b) Each Officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified. Any number of offices may be held by the same person, unless otherwise prohibited by law. An Officer need not be a Member or Manager, except in the case of the Chairman of the Board who must be a Manager.

(c) Any Officer or agent elected or appointed by the Board may be removed by the Board whenever in the Board’s judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer or agent shall not of itself create contract or employment rights.

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(d) Any vacancy occurring in any office of the Company may be filled by the Board. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable.

(e) Officers shall have such authority and perform such duties in the management of the Company as are provided in this Agreement or as may be determined by resolution of the Board not inconsistent with this Agreement.

(f) The compensation, if any, of Officers and agents shall be fixed from time to time by the Board; provided, that the Board may by resolution delegate to any one or more Officers of the Company the authority to fix such compensation.

(g) The Officers of the Company shall have the following authorities and duties, except as specified otherwise by the Board:

i. Chairman of the Board. At the initial meeting of the Board or whenever a vacancy exists, the Board shall elect from their number a Chairman of the Board of Managers. The Chairman shall preside at all meetings of the Board and shall perform such other duties as the Board may direct. The Board also may elect a Vice Chairman and other officers of the Board, with such powers and duties as the Board may designate from time to time.

ii. President and Chief Executive Officer (“CEO”). The CEO shall have general and active management of the business of the Company in the ordinary course of its business with all such powers with respect to such general management and control as may be reasonably incident to such responsibilities, and shall see that all orders and resolutions of the Board and of the committees thereof are carried into effect. The CEO shall have authority, which he may delegate, to execute certificates of stock, bonds, deeds, powers of attorney, mortgages and other contracts unless required by law to be otherwise signed and executed and unless the signing and execution thereof shall be expressly and exclusively reserved by the Board or delegated by the Board to some other officer or agent of the Company. The CEO shall be subject to the supervision of the Board, and shall have the power to employ, discharge, or suspend employees and agents of the Company, to fix the compensation of employees and agents, and to suspend, with or without cause, any Officer of the Company pending final action by the Board with respect to continued suspension, removal, or reinstatement of such Officer.

iii. Vice Presidents. Each Vice President shall generally assist the CEO and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the Board or the CEO.

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iv. Secretary. The Secretary shall attend all meetings of the Board and shall maintain minutes of all Member and Board meetings or consents in lieu of such minutes in the Company’s minute books and records, and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings. The Secretary shall have charge of the books, records, and papers of the Company as the Board may direct, all of which shall at all reasonable times be open to inspection by any Member at the office of the Company during business hours. The Secretary shall perform such other duties as may be prescribed by the Board or as may be delegated from time to time by the CEO. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

ARTICLE VI
MEETINGS

6.1 Member Meetings.

(a) General. Actions and decisions requiring the approval of the Members may be authorized or made by vote of the requisite percentage in interest of Members, provided for in Section 6.1(d), taken at a meeting of the Members, or by written consent of the requisite percentage in interest of Members, as provided for in Section 6.1(d), without a meeting, as permitted herein. An annual meeting of Members may be held for the purpose of electing Managers, to review the activities of the Company, and for other proper purposes.

(b) Meetings. Meetings of Members may be called by the Board or a Majority in Interest of Members. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Member notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting; provided, that a Member may waive the requirement of notice of a meeting either by attending the meeting or executing a written waiver before or after the meeting.

(c) Quorum. A Majority in Interest of Members, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the Members.

(d) Voting. Except where a specified percentage in interest of Members is required in this Agreement, all matters shall be decided by a Majority in Interest of Members in person or by proxy. Unless otherwise provided by applicable law, no proxy shall be voted after six months from its date. Departing Members shall not be entitled to receive notices, vote, call meetings or act as proxies.

(e) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may instead be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a percentage in interest of the Members having not less than the minimum percentage which would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. The Managers may fix, in advance, the record date for determining the Members entitled to express consent to action in writing without a meeting. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

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(f) Presence at Meeting. Members may participate in a meeting of the Members by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

(g) Records of Meetings. The Company shall maintain permanent records of all actions taken by the Members, including minutes of Company meetings, copies of actions taken by consent of the Members and copies of proxies.

6.2 Board of Manager Meetings.

(a) General. Actions and decisions requiring the approval of the Managers shall be authorized or made either by vote of the requisite number of Managers taken at a meeting of the Board of Managers, or by written consent without a meeting, as permitted in this Agreement. Semi-annual meetings of the Board shall be held in February and August of each year to review the activities of the Company and for other proper purposes.

(b) Meetings. Meetings of the Board may be called by one (1) or more Managers. Meetings may be called to consider approval of an action or decision under any provision of this Agreement by delivering to each Manager notice of the time, place and purpose of the meeting at least seven (7) days before the day of the meeting; provided, that a Manager may waive the requirement of notice of meeting either by attending the meeting or executing a written waiver before or after the meeting.

(c) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by a Majority of Managers, and such written consent is filed with the minutes of the proceedings of the Board.

(d) Presence at Meeting. Managers may participate in a meeting of the Board by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall be deemed presence in person at such meeting.

(e) Records of Meetings. The Company shall maintain permanent records of all actions taken by the Managers, including minutes of meetings of the Board and copies of actions taken by consent of such Managers.

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ARTICLE VII
ACCOUNTING AND REPORTS

7.1 Accounting Member; Books and Records. The GGS Member shall serve as the “Accounting Member” of the Company and shall generally perform all duties usually pertaining to the office of the chief accounting officer of a corporation and in that capacity it shall report to the Board. The Accounting Member shall render the Board and the CEO an account of all transactions and the financial condition of the Company. The Accounting Member shall have care and custody of all monies, funds and securities of the Company, including the power to endorse for deposit or collection or otherwise all checks, drafts, notes, payable to the Company and shall deposit or cause to be deposited all such funds in and with such depositories as the Board shall from time to time direct, or as shall be selected in accordance with procedures established by the Board.

The Accounting Member shall have active control of and shall be responsible for:

(a) All matters pertaining to the preparation of the Company’s

i. Cash receipts and disbursement journal

ii. Accounts payable journal

iii. Accounts receivable journal

iv. Payroll journal and preparation of payroll

v. General ledger

vi. Monthly and annual financial statements

A. Balance sheet

B. Income statement

C. Cash flow statement

(b) Collection, reporting and remittance of sales tax, mixed beverage tax and (to the extent applicable) income tax;

(c) Collection, reporting and remittance (whether directly or through the Employee Leasing Agreement) of all employment taxes and related charges, including federal and state unemployment taxes, federal and state withholding taxes, worker’s compensation premiums, garnishments, liens and other statutorily or court ordered payments thereon; and

(d) Internal control policies and procedures of the Company.

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7.2 Financial Statements. The Accounting Member shall furnish the Board and the Members with unaudited financial statements consisting of a statement of assets and liabilities of the Company together with a statement of revenues and expenditures on a periodic basis, but not less than quarterly. In addition, on or before January 31 of each year, the Accounting Member shall furnish the Board, Tax Matters Partner and the Members annual unaudited financial statements consisting of a statement of assets and liabilities of the Company reflecting the financial condition of the Company as of the last day of such preceding year, together with a statement of revenues and expenditures reporting the results of operations for the preceding year. The books, records, and financial statements shall be prepared on a basis consistent with prior periods.

7.3 Tax Returns. In order to enable the Members to prepare their federal income tax returns with respect to Company affairs, the Chief Financial Officer shall furnish the Members an informational return as promptly as practicable, and in any event no later than April 15 of each year.

7.4 Inspection of Records. All Company books and records shall be kept in the principal place of business of the Company and shall be open to inspection and copying by the Managers, and by the Members or their authorized representatives at all reasonable times at any such Member’s sole expense.

7.5 Company’s Method of Accounting and Fiscal Year. Except as otherwise approved by a Majority in Interest of Members, the Company shall use generally accepted accounting principles to compute its taxable income and the fiscal year of the Company shall be the calendar year.

ARTICLE VIII
COMPENSATION AND AGREEMENTS

8.1 Compensation. The Managers may be paid fees for services rendered to the Company, but only upon written approval of the Board. The Managers shall be entitled to reimbursement for reasonable expenses incurred on behalf of the Company and in furtherance of its business. Any Member, Manager of Officer may be employed and compensated according to the terms of an employment agreement approved by the Board or a Majority in Interest of the Members.

8.2 Operation. All costs and expenses of the Company, including formation costs, debt service, taxes, utilities, construction costs, legal and accounting fees, insurance premiums and every other cost or expense incurred by it, shall be paid from Company funds.

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8.3 Related Party Agreements. Additional ancillary agreements between the Company and the Members and their respective Affiliates are contemplated by this Agreement. Agreement (“Related Party Agreements”). Execution of Related Party Agreements shall require prior approval by action of the Board, and no fees shall be payable to a Member or their respective Affiliates under the terms of the Related Party Agreements without such approval. Related Party Agreements shall be interpreted as subject to the terms and provisions of this Agreement, and shall not amend this Agreement except as in accordance with the provisions of Section 17.1. The Related Party Agreements shall include:

(a) Management Agreement between the Company and the GGS Member in the form attached hereto and made a part hereof as Exhibit I.

(b) Support Agreements between the Company and the OPS Member, or Affiliates of the OPS Member, whether executed contemporaneously or at a subsequent date, including:

i. Supervisory Support Agreement providing for billing to the Company of direct supervisory costs and other general and administrative costs on a direct-cost basis, including its pro-rata share of third party payroll services, the loan of the initial Henry Hudson’s Pub manager, and the compensation costs of the multi-unit supervisor based on customary allocation practices for billing a multi-unit supervisor to the supervised units or areas, but excluding costs for the hiring and training of the management team and employees, as well as human resource services and product development as described in Schedule A-1;

ii. Licensing Agreements between the Company and Sports Concepts LLC in connection with the Coach’s restaurant concept and associated intellectual property, and between the Company and Henry Hudson’s Franchise Systems, LLC in connection with the Henry Hudson’s Pub concept and associated intellectual property, in the forms attached hereto as Exhibits II and III, respectively provided that, subject to the obligation of the Company to pay an ongoing license fee of 3% of the revenues from its Coach’s and Henry Hudson’s Pubs operations following an early termination pursuant to Article XV, all license fees payable under the License Agreements shall be paid out of and be a part of the OPS Monthly Keep Whole Payment;

iii. Warehousing Agreement between the Company and an Affiliate of the OPS Member, if any.

8.4 Employee Leasing Agreement. The Company will contract with Advanced Employer Solutions, LLC to lease employees to the Company, subject to approval of the master leasing contract by the Board. Without the prior approval of the Board, the Company shall not directly employ persons or offer employee benefit plans.

ARTICLE IX
CAPITAL

9.1 Initial Contributions to Company Capital. Except as otherwise stated in this Section 9.1, the Members have initially contributed or will contribute to the capital of the Company the amounts of cash or property, as set forth opposite their names on Schedule A attached hereto and the value of such contributions shall be credited to their respective Capital Accounts.

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9.2 Additional Required Contributions. The Members shall not be required to contribute additional amounts to the capital of the Company unless a Majority in Interest of Members votes to require additional contributions of capital. If the Majority in Interest of Members votes to require additional capital to be contributed, the Members must contribute the amount so voted by the Members in ratio to their ownership up to two million dollars. Any amounts of required capital in excess of two million dollars must be voted on and approved by 66% of the Members. If any Member fails to pay the amount indicated as additional required capital as voted and approved by a Majority in Interest of Members or 66%, as the case may be, of the Members, the Member failing to make such required additional capital contribution within thirty days shall be reduced in Membership Interest to zero thus forfeiting the Member’s interest in the Company. No person or entity other than a Member or Manager of the Company may enforce any provision of this Agreement, including any provision relating to Capital Contributions or payments required of Members.

9.3 Payment of Operating Costs. If the Company is unable to pay its Operating Costs, or the Managers otherwise determine that the Company is in need of additional funds to conduct its operations, the Managers may, with the approval of a Majority in Interest of Members, issue additional Interests to the Members as is necessary to raise the needed funds. In such case, the Sharing Ratios will be adjusted accordingly.

9.4 Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to (a) withdraw such Member’s Capital Contributions, (b) demand or receive property other than cash in return for Capital Contributions, or (c) receive priority over any other Member as to the return of Capital Contributions or as to Net Profits, Net Losses, or distributions.

9.5 Return of Contributions. No Member or Manager shall be personally liable for the return of any Capital Contributions of any Member. Any return of Capital Contributions shall be made solely from the assets of the Company.

ARTICLE X
NET PROFITS, NET LOSSES AND DISTRIBUTIONS

10.1 Sharing of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be credited and charged to the Capital Accounts of the Members in their Sharing Ratios. No Member shall be allocated any Net Losses for any year to the extent that the allocation would, as of the end of the year, create or increase a deficit in the Member’s Capital Account, after it has been reduced for any items of loss or expense described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations and increased by any amount the Member is obligated to restore under the next to the last sentences of Treasury Regulations Sections 1.704.2(g)(1) and 1.704-2(i)(5) (“Deficit Member”). The foregoing provisions pertaining to adjustments to Capital Accounts are intended to satisfy the alternate test for economic effects set forth in Treasury Regulation Section 1.704-1(b)(ii)(d) and shall be interpreted consistently therewith. Net Losses which are not charged to a Deficit Member as a result of the foregoing shall be allocated to the Capital Accounts of any Members who would not have a deficit Capital Account as a result of the allocation, in proportion to their respective positive Capital Account balances or, if no such Members exist, then to all Members in accordance with the above allocations. If any Net Losses are so allocated to a Member, that Member subsequently shall be allocated all Net Profits which would otherwise have been allocated to a Deficit Member but for this sentence, until the aggregate amount of Net Profits so allocated equals the aggregate amount of Net Losses allocated to the Member pursuant to the preceding sentence.

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10.2 Qualified Income Offset. Notwithstanding anything herein to the contrary, if any Member receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the year) shall be specially allocated to the Member in an amount and manner sufficient to eliminate the deficit balance in the Member’s Capital Account as quickly as practicable. This provision is intended to constitute a “qualified income offset” under Treasury Regulation 1.704-1(b)(2)(ii)(d).

10.3 Minimum Gain Chargeback. Notwithstanding anything herein to the contrary, if there is a net decrease in Company minimum gain in any year, each Member will be allocated items of income and gain for the year equal to that Member’s share of the “net decrease in partnership minimum gain” within the meaning of Treasury Regulation Section 1.704-2(g)(2)). The amount of the Company’s minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(d), and a Member’s share of Company minimum gain shall be determined as provided in Treasury Regulation Section 1.704-2(g) (2). This provision is intended to comply with the minimum gain chargeback provisions of Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

10.4 Member Nonrecourse Deductions. Notwithstanding anything herein to the contrary, the Company shall allocate its Member Nonrecourse Deductions (within the meaning of Treasury Regulation Section 1.704-2(i)(2)) solely to the Member who has the economic risk of loss with respect to the Member Nonrecourse Debt related thereto under Treasury Regulation Section 1.704-2(i)(1).

10.5 Current Distributions from Company. On March 15 of each year, the Board may, in its complete discretion, make distributions or payments from available Net Cash Flow to the owners of the Interests, including but not limited to, amounts sufficient to reimburse such Members for their prior year’s federal, state and local income taxes resulting from the Member’s distributive shares of items of Company income, gain, loss, deduction and credit. For purposes of calculating the income tax liability of each Member, it shall be assumed that the Member was in the highest marginal tax bracket applicable to the Member during the tax period in question.

10.6 Distributions. The Company will not commence distributions until after the conclusion of the 2010 fiscal year. As a general rule, available cash, whether from cash flow or proceeds from sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds, shall be applied by the Company in the following order and priority:

(a) to the payment of all expenses of the Company incident to any capital transaction giving rise to such cash proceeds; then

(b) to the payment of Operating Expenses, debts and liabilities of the Company then due and outstanding (including all debts due to any Member); then

(c) to the establishment of any reserves which the Board deems necessary for liabilities or obligations of the Company; then

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(d) to the payment of the GGS Monthly Keep Whole and OPS Monthly Keep Whole as described in Section 10.7; then

(e) the balance shall be distributed as follows:

(i) to the Members in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full;

(ii) if any Member has a positive Capital Account after the distributions made pursuant to Section 10.6(e)(i) and before any further allocation of Net Profits or Net Losses pursuant to Section 10.1, to those Members in proportion to their positive Capital Accounts; then

(iii) the balance, to the Members in proportion to their Sharing Ratios.

10.7 Monthly Keep Whole Distributions.

(a) For distributions from available cash for any given calendar month beginning with January 2011,

(i) first to the GGS Member in an amount equal to the GGS Monthly Keep Whole for that calendar month as stated on Schedule 10.7 plus any accrued but unpaid GGS Monthly Keep Whole amounts attributable to prior calendar months subsequent to January 1, 2011 due pursuant to Section 10.7(b) ; then

(ii) next to the OPS Member in an amount equal to the OPS Monthly Keep Whole which shall equal the distribution made to the GGS Member pursuant to Section 10.7(a)(i), plus any accrued but unpaid OPS Monthly Keep Whole amounts attributable to prior calendar months subsequent to January 1, 2011 due pursuant to Section 10.7(c).

(b) The GGS Monthly Keep Whole shall be calculated on a cumulative basis, such that if the GGS Member receives less than the GGS Monthly Keep Whole attributable to any calendar month, the undistributed portion of that GGS Monthly Keep Whole shall carry forward and be added to the GGS Monthly Keep Whole for the next succeeding month or months, until the GGS Member has received distributions equal to the sum of the applicable GGS Monthly Keep Whole amounts accrued to date.

(c) The OPS Monthly Keep Whole shall be also calculated on a cumulative basis, such that if the OPS Member receives less than the OPS Monthly Keep Whole attributable to any calendar month, the undistributed portion of that OPS Monthly Keep Whole shall carry forward and be added to the OPS Monthly Keep Whole for the next succeeding month or months, until the OPS Member has received distributions equal to the sum of the applicable OPS Monthly Keep Whole amounts accrued to date; provided however, that all accrued GGS Monthly Keep Whole amounts shall have been distributed prior to distribution of current or cumulative OPS Monthly Keep Whole amounts.

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(d) The hypothetical calculation of payment the GGS Monthly Keep Whole and OPS Monthly Keep Whole included as Schedule 10.7A is incorporated herein as an interpretative guide to this Section 10.7.

10.8 Nonliquidating Distributions In Kind. In the event of any nonliquidating distribution of property in kind, the distributed property shall be treated, unless provided for otherwise in this Agreement, as if sold for its fair market value during the year in which the property is distributed, as reasonably determined by the Board, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized on the books of the Company had the property been sold for its fair market value and the proceeds received.

10.9 Restrictions on Distributions. No distribution from the Company to a Member may be made if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities. Notwithstanding anything in this Agreement to the contrary, no distributions shall be made by the Company or any fund therefor be established by the Company at such time as the terms and provisions of any loan agreement or any similar agreement to which the Company is then a party and which is then in effect, specifically prohibit such distribution or establishment of such fund, or would constitute a breach thereof or a default (or event which with notice or the passage of time, or both, could become an event of default) thereunder.

ARTICLE XI
DISSOLUTION

11.1 Dissolution. The Company shall be dissolved and terminated only upon approval of a Majority in Interest of Members.

11.2 Liquidating Agent. Upon dissolution of the Company, the Board shall act to liquidate the Company. The Board may, in its discretion (as determined by a Majority in Interest of Members), sell the assets of the Company or they may distribute all or any part of the assets in kind. Should the Board elect to distribute assets in kind, the assets shall be treated as if sold for fair market value during the year in which the assets are distributed, as reasonably determined by the Managers, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized had the assets been sold for fair market value and the proceeds received, it being intended that no different treatment of a Member shall result from a decision to distribute assets in kind rather than to sell assets. Net Profits and Net Losses realized during liquidation shall be credited and charged to the Members in the same shares and proportions as if realized during the year in which liquidation occurs.

11.3 Payment of Debts. Upon dissolution of the Company, the debts and obligations of the Company, including liabilities to Members, shall be paid and discharged. For the purposes of this paragraph, the Capital Accounts of the Members shall not be considered debts or obligations of the Company.

EBGG-JV LLC 1st A&R Operating Agreement	24

11.4 Liquidating Distributions. After payment of all debts and obligations, including any senior secured and senior subordinated creditors, and the establishment of an adequate reserve for contingencies, the positive balance of each Member’s Capital Account (after taking into account all Capital Account adjustments for the Company’s taxable year during which liquidation occurs) shall be distributed to such Members. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations. Upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year in which liquidation occurs), the Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of the Member’s Capital Account shall not be considered a debt of the Member to the Company or to any other person. Any remaining assets of the Company after the distributions and reserves provided in Section 11.3 and 11.4 have been made, shall be paid to the Members pro rata in accordance with their respective Interests.

11.5 Termination of the Company. Upon completion of the liquidation and winding up of the affairs of the Company, the Company shall be terminated. The Board shall take such action as may be necessary to terminate the Company.

ARTICLE XII
INCOME TAX ALLOCATIONS AND ELECTIONS

12.1 Allocations. All items of Company income, gain, loss, deduction or credit shall be allocated to the Members in the manner in which such items are shared according to Article X. In all events, the Members’ distributive shares of Depreciation, amortization, and gain or loss, as computed for federal income tax purposes, with respect to property contributed to the Company, or with respect to Company property which is revalued in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall be determined so as to take into account the variation between the adjusted tax basis and book value of the property as provided in Section 704(c) of the Code. Where the Treasury Regulations provide alternative methods for computing income, gain, loss, or deduction for such purposes, the Managers shall, except as specifically set forth herein, select the method which they determine, in their reasonable judgment, to be the most appropriate for the Company and the Members.

12.2 Section 754 Election. If an interest in the Company is Transferred, or distribution of Company property is made to a Member, the Company may, in the discretion of the Managers, file an election pursuant to Section 754 of the Code to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. The transferee Member shall reimburse the Company for all accounting expenses incurred by the Company as a result of such election.

12.3 Allocations Upon Sale or Exchange. If a Member sells, exchanges or liquidates all or part of its interest in the Company, the Member’s distributive share of Company income, gain, loss, deduction or credit for the period ending with such sale, exchange or liquidation shall be determined pursuant to any method allowed or permitted under Section 706 of the Code, as determined by the Managers. The transferor shall reimburse the Company for any expenses incurred by the Company in determining the distributive share of the transferor. Each Member agrees to execute such consents or estimates as may be deemed necessary by the Managers in connection with such election.

EBGG-JV LLC 1st A&R Operating Agreement	25

12.4 Tax Matters Partner. The Managers may designate an individual to serve as “Tax Matters Partner” within the meaning of Section 6231 (a) (7) of the Code. Paige Horne shall be the initial Tax Matters Partner and shall have all of the powers and duties expressly conferred on the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner’s express powers and duties under the Code.

ARTICLE XIII
TRANSFER OF MEMBERSHIP INTERESTS

13.1 Transfer.

(a) The term “Transfer” and variants thereof, when used with respect to an Interest, shall be deemed to refer to a transaction by which the Member assigns all or a portion of the Member’s Interest, or any interest therein, to another Person, or by which the holder of an Interest assigns the Interest to another Person as Assignee, and includes a sale, assignment, gift, pledge, Encumbrance, hypothecation, mortgage, Transfer by trust, will or intestate succession, exchange, by operation of law or any other disposition.

(b) No Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions of this Article XIII. Any Transfer or purported Transfer of any Interest not made in accordance with this Article XIII shall be null and void. If for any reason any such Transfer is null and void, then the Assignee shall not be a Substitute Member, and shall have no right to participate in the Company’s affairs as a Member of the Company, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled at the time such transferring Member would be entitled to receive the same.

13.2 Transfer of Interest by a Member.

(a) No Interest may be Transferred by a Member unless the following conditions are first satisfied:

(i) The consent of the Members has been obtained by a Majority in Interest of Members, such consent to be evidenced by written instrument, dated and signed by such Members.

(ii) The transferee and transferring Member shall execute and file all documents necessary for the transferee to be a Substitute Member, and be bound by the terms of this Agreement, and such transferee is admitted as a Substitute Member.

(iii) The transferor reimburses the Company for all costs and expenses incurred by the Company as a result of such Transfer.

EBGG-JV LLC 1st A&R Operating Agreement	26

(b) The Transfer restrictions on Interests shall be conspicuously noted in an appropriate legend on any Interest certificates issued, if any.

(c) An Interest may not be Transferred to a minor or any incompetent except by will or intestate succession.

(d) The Company need not recognize, for any purpose, any Transfer of all or any fraction of an Interest unless there shall have been filed with the Company and recorded on the Company’s books a duly executed and acknowledged counterpart of the instrument of assignment, and such instrument evidences the written acceptance by the Assignee of all of the terms and provisions of this Agreement, and represents that such assignment was made in accordance with all applicable laws and regulations.

(e) Any holder of an Interest (including a transferee of the Interest) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment of the Agreement, whether or not such holder in fact has executed such an express acknowledgment.

13.3 Further Restrictions on Transfer. Notwithstanding the other provisions of this Article XIII, no Transfer of any Interest shall be made if the Transfer (a) would violate applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the Transfer, (b) would materially adversely affect the classification of the Company as a partnership for federal or state income tax purposes or (c) would affect the Company’s qualification as a limited liability company under the Act.

13.4 Withdrawal of a Member. Except as provided in Section 15.1, a Member may not withdraw as a Member without obtaining the prior written consent of a Majority in Interest of Members.

ARTICLE XIV
ADMISSION OF SUBSTITUTE AND ADDITIONAL MEMBERS

14.1 Admission of Substitute Members. Upon a Transfer of an Interest by a Member in accordance with Article XIII (but not otherwise), the transferor shall have the power to give the transferee the right to become a Substitute Member with respect to the Interest acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of an Interest shall not be a Substitute Member with respect to the Transferred Interest (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Interests) unless and until all of the following conditions are satisfied:

(a) The instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in its place;

(b) The assignor and Assignee shall have fulfilled all other requirements of this Agreement;

EBGG-JV LLC 1st A&R Operating Agreement	27

(c) The Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his or her substitution as a Member; and

(d) The Members shall have approved such substitution by a Majority in Interest of Members, or as otherwise stated in Section 13.2(a)(i), which approval must be in writing and may be granted or withheld by a Majority in Interest of Members in such members’ sole and absolute discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

The admission of an Assignee as a Substitute Member with respect to a Transferred Membership Interest shall become effective on the date the Assignee complied with the provisions of this Agreement, including, without limitations, Article XIII and Section 14.1 in this Agreement and the books and records of the Company have been modified to reflect such admission. Any Member who Transfers all of its Interest with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company after a determination by the Members whether the transferee has complied with the provisions of this Agreement to be admitted as a Substitute Member with respect to the Transferred Interest, upon the execution of a counterpart of this Agreement by the transferee, and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member). An Assignee will not have the rights of a Member until it has complied with this Agreement.

14.2 Admission of Additional Members. Additional Interests may be authorized and issued by the Company to new or existing Members upon such terms and conditions as may be approved by a Majority in Interest of Members. Upon the proposed issuance of any such additional Interests, each Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Interests as the ratio of the number of Interests then held by such Member bears to the total number of Interests held by all Members and outstanding before the issuance of the new Interests at the time of purchase.

ARTICLE XV
TERMINATION OF JOINT ENTERPRISE

15.1 Right of Early Termination. Either Member may terminate the joint enterprise between them embodied in this Agreement and the Other Documents at any time by providing 90 days prior written notice of such termination to the other Member (“Notice of Termination”).

15.2 Form of Termination. Notwithstanding whether the Notice of Termination was provided by the OPS Member or the GGS Member, the OPS Member shall withdraw as a Member of the Company on the first business day 90 days after the Notice of Termination has been given (the “Termination Date”), and the Managers nominated by the OPS Member and any Officers who are employees of the OPS Member or its Affiliates shall concurrently submit their written resignations to the Company.

EBGG-JV LLC 1st A&R Operating Agreement	28

15.3 Effect of Termination.

(a) If the Notice of Termination was provided by the GGS Member, the Company shall pay the OPS Member on the date of its withdrawal an amount of that portion of the OPS Investment which the OPS Member has not recouped from distributions.

(b) If the Notice of Termination was provided by the OPS Member, the OPS Member will forfeit that portion of the OPS Investment which the OPS Member has not recouped from distributions.

(c) In all cases of termination by either Member pursuant to this Article XV,

(i) the Licensing Agreements that permit the use by the Company of the Coach’s and Hudson’s concepts and related intellectual property shall remain in force and effect for three years following the Termination Date, and shall provide that the Company pay an ongoing license fee equal to 3% of the revenues attributable to the Coach’s and Hudson’s operations of the Company;

(ii) the Employee Leasing Agreement shall remain in force and effect in accordance with its terms; and

(iii) any other Support Agreements or ancillary agreements (i) between the Company and the OPS Member (or its Affiliates) or (ii) between the Company and a third party for which the OPS Member or its Affiliates are financially responsible (e.g. insurance) shall terminate as of the Termination Date unless otherwise agreed by both Members.

ARTICLE XVI
RESOLUTION OF DISPUTES

16.1 Resolution of Disputes. Except as provided in Section 16.2, should any dispute between the parties arise under this Agreement, written notice of such dispute shall be delivered from one party to the other party and, thereafter, the parties, through appropriate representatives, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within fifteen (15) days of the time the written notice of such dispute is received by the other party. If no resolution is reached through informal resolution, the parties shall, within forty-five (45) days of the first meeting referred to above, attempt to settle the dispute by formal mediation. If the parties cannot otherwise agree upon a mediator and the place of the mediation within such forty-five (45) day period, the American Arbitration Association in Oklahoma shall administer the mediation. Such mediation shall occur no later than ninety (90) days after the dispute arises. All findings of fact and results of such mediation shall be in written form prepared by such mediator and provided to each party to such mediation. In the event that the parties are unable to resolve the dispute through formal mediation pursuant to this Section 16.1, the parties shall be entitled to seek any and all available legal remedies.

EBGG-JV LLC 1st A&R Operating Agreement	29

16.2 Injunctive Relief. Notwithstanding the provisions of Section 16.1, nothing herein contained shall bar the Company’s right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions. In that event, such action may be brought by the Company in the federal and state judicial district in Oklahoma City, Oklahoma.

16.3 Venue and Jurisdiction. Venue for any action brought by a party to this Agreement, whether a Member, Manager or by or on behalf of the Company, and based on this Agreement or the related transactions or agreements referenced herein, shall be exclusively vested in the federal and state courts sitting in Oklahoma City, Oklahoma. The parties and the persons whose signature are affixed hereto hereby agree that any federal or Oklahoma state court sitting in Oklahoma City, Oklahoma shall have personal jurisdiction over them and waive any challenge to the jurisdiction thereof.

16.4 Service of Process. Each party hereto agrees to service of process in any such proceeding by either personal delivery against receipt, telegram, telex, facsimile or registered mail (with postage prepaid and return receipt requested) to the notice addresses and facsimile number set forth on the execution page of this document or any substitute addresses or facsimile number indicated by notice. A consent, notice or waiver transmitted by telegram, telex, or facsimile will be deemed to have been delivered two (2) days after transmission and, if mailed, seven (7) days after mailing.

16.5 Waiver of Jury Trial. The Company, each Member and Manager irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by any of them against the other.

16.6 Waiver of Punitive Damages. The Company, and each Member and Manager hereby waive to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the other.

16.7 Legal Fees. In the event that any party to this Agreement initiates any legal proceeding to construe or enforce any of the terms, conditions and/or provisions of this Agreement, including, but not limited to, its termination provisions, or to obtain damages or other relief to which any party may be entitled by virtue of this Agreement, the prevailing party or parties shall be paid its reasonable attorneys’ fees and expenses, as well as its expert witness fees and expenses, by the non-prevailing party or parties.

ARTICLE XVII
MISCELLANEOUS

17.1 Amendment of Agreement. This Agreement may be amended only by the written consent or approval of a Majority in Interest of Members, voting at any duly held meeting of the Members or by written consent, in accordance with the provisions of Section 6.1(e), and such amendment must state specifically that it is intended to amend this Agreement.

17.2 Notices. Except as provided otherwise in this Agreement, any notice, consent or other communication required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and

(a) delivered personally on the same day,

EBGG-JV LLC 1st A&R Operating Agreement	30

(b) sent by first class mail, postage prepaid seven (7) days after mailing,

(c) sent by facsimile transmission two (2) days after transmission, or

(d) sent by courier service or email with acknowledgement or proof of receipt two (2) days after being sent,

to the intended recipient at the address for that party on the records of the Company. The initial addresses on the records of the Company for the Members of the Company shall be as described on Schedule A.

17.3 Applicable Law. Subject to the reference to the Revised Uniform Limited Liability Company Act as more completely described in Section 5.6(a), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

17.4 Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be considered an original. All counterparts shall constitute one agreement and shall be binding upon and inure to the benefit of each party who executes any counterpart, or any signature page which is, on its face, intended to be attached to such a counterpart, and upon its representatives and permitted assigns.

17.5 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require, unless the context clearly indicates otherwise.

17.6 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do other acts and things, as may be required by law, or as may in the judgment of the Managers be necessary or advisable to carry out the intents and purposes of this Agreement.

17.7 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect if the basis of the bargain is not thereby destroyed; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

17.8 Dates. If any action is required or permitted, to be taken by the Company or any of its Members, under the Act or this Agreement, as of a specific date and such date falls on a Saturday or Sunday, or on a legal holiday, such action shall be required or permitted to be taken as of the next business day following such date.

17.9 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

EBGG-JV LLC 1st A&R Operating Agreement	31

17.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

17.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding upon and inure to the benefit of the parties to this Agreement and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

17.12 Waivers. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

17.13 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

17.14 No Partnership Intended for Nontax Purposes The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Oklahoma Revised Uniform Partnership Act or the Oklahoma Revised Uniform Limited Partnership Act. The Members do not intend to be partners to one another, or partners to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such representation. No statement or action of any Member that occurred prior to the formation of the Company shall be construed to constitute the formation of a partnership of that Member with any other Member or any third party.

17.15 Estoppel Certificate. Each Member shall, within ten (10) days after notice of written request by the Board, deliver to the Board a certificate stating, to the Member’s knowledge, that: (i) this Agreement is in full force and effect; (ii) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (iii) there is no default hereunder, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10) day period, the Member hereby constitutes and appoints any one of the individual Managers as that Member’s true and lawful attorney-in-fact for the sole and expressly limited purpose of executing and delivering such estoppel certificate on behalf of the requested Member, without bond or qualification.

17.16 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

17.17 Survival of Terms. Any provisions of this Agreement, which by their nature are to be performed following termination of this Agreement, shall survive termination.

17.18 Priority of Agreements. Should ambiguities, distinctions or differences occur due to differences between this Agreement or the other documents listed in Section 3.5, the language of this Agreement shall be deemed as controlling, followed by the language of the Management Agreement, and then the language of the Licensing Agreements.

[Signatures on following page]

EBGG-JV LLC 1st A&R Operating Agreement	32

EXECUTED as of the day and year first written above.

MEMBERS:	RP Ops LLC, an Oklahoma limited liability company

By:
Bradley L. Grow, Manager

Global Gaming RP LLC, a Delaware limited liability company

By:
John D. Elliot, CEO

COMPANY:	EBGG-JV LLC, an Oklahoma limited liability company

By:
Karl I. McLendon, President

EBGG-JV LLC 1st A&R Operating Agreement	33

SCHEDULE A

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

SCHEDULE OF MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

As at August 18, 2010

Name of Member	Date of Contribution	Initial Cash Contribution[1]	Sharing Ratios	Interests
Global Gaming RP LLC 210 N. Broadway, Ada, Oklahoma 74820	August 18, 2010	$500.00	50.00%	500
RP Ops LLC 1101 W Waterloo Road Edmond, Oklahoma 73025	August 18, 2010	$500.00	50.00%	500
Total:		$1,000.00	100.00%	1,000

1.	In addition to the Initial Cash Contributions listed above, the GGS Member and the Ops Members have each agreed to the additional contributions and undertakings described on Schedule A-1 as further consideration for the Sharing Ratios and Interests described above.

SCHEDULE A - 1

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

DESCRIPTION

OF INITIAL CONTRIBUTIONS

AND UNDERTAKINGS OF

THE MEMBERS

As at August 18, 2010

The Members have made certain undertakings and commitments to provide capital, property, services or other deliverables to the Company, as follows:

GGS MEMBER will:

●	Construct, make all improvements for, and equip a Henry Hudson’s Pub in the race track. (start-up date targeted at August 9, 2010);
●	Construct, make all improvements for, and equip a Coach’s restaurant to replace the Remy’s Restaurant. (start-up date targeted to be before the holiday season, but no later than December 15, 2010);
●	Pay for the Henry Hudson’s Pub and Coach’s restaurant conversion costs, equipment, small wares, based on an agreed upon budget amount of $300,000; and
●	Provide accounting for the Company

OPS MEMBER will:

●	Provide Coach’s and Henry Hudson’s Pubs concepts to the Company;
●	Cover start-up costs and provide proprietary décor (including signage) for Henry Hudson’s Pub in the race track area consistent with other Henry Hudson’s;
●	Cover start-up costs and provide proprietary décor (including signage) for Coach’s consistent with other Coach’s;
●	Take over the Casino bar at the same time as the opening of Coach’s
●	Pay for and conduct the hiring and training of the management team and employees for all concepts, and interview the existing Casino bar employees for potential hire.
●	will provide Human Resource, product development and training services

SCHEDULE 10.7

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

Calculation of GGS Monthly Keep Whole

Version – August 18, 2010

Month	As a Percent of Annual Total	GGS Monthly Keep Whole Amount
January	8.33%	$25,000.00
February	8.33%	$25,000.00
March	8.33%	$25,000.00
April	8.33%	$25,000.00
May	8.33%	$25,000.00
June	8.33%	$25,000.00
July	8.33%	$25,000.00
August	8.33%	$25,000.00
September	8.33%	$25,000.00
October	8.33%	$25,000.00
November	8.33%	$25,000.00
December	8.33%	$25,000.00
Total	100.00%	$300,000.00

Note: The Managers will meet from time to time, not less than semi-annually, to determine if cash flow seasonality in the business of the Company causes material anomalies in the distributable cash flow of the Company such that this Schedule 10.7 should be amended to reflect such seasonality.

Schedule 10.7 A

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

Hypothetical Calculation of Payment of

GGS Monthly Keep Whole and OPS Monthly Keep Whole

EXHIBIT I

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

FORM OF MANAGEMENT AGREEMENT

EXHIBIT II

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

FORM OF LICENSING AGREEMENT

(SPORTS CONCEPTS LLC)

EXHIBIT III

TO THE

1ST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EBGG-JV LLC

FORM OF LICENSING AGREEMENT

(HENRY HUDSON’S FRANCHISE SYSTEMS, LLC)

1st Amendment to Operating Agreement

EBGG-JV LLC

THIS FIRST AMENDMENT (this “Amendment”) to the 1st Amended And Restated Operating Agreement dated August 18, 2010 (the “Operating Agreement”) of EBGG-JV, LLC (the “Company”) between Global Gaming RP, LLC, an Oklahoma limited liability company (the “GGS Member”), and RP OPS LLC, an Oklahoma limited liability company (the “OPS Member”). The terms used in this Amendment shall have the same meaning as given in the Operating Agreement except as added or modified herein. This Amendment is effective as of July 1, 2013 (“Amendment Effective Date”).

To reflect the evolution of the business being conducted by the Company, the Members of the Company hereby agree to amend the Operating Agreement as follows:

I.	Change from perpetual term to 5 year term with two option periods

A.	Section 2.4 is amended by replacing the word “perpetual” with “for a period of five years from the Amendment Effective Date, which term shall automatically renew for two successive 5 year renewal terms unless OPS Member provides written notice of non-renewal to GGS Member not less than 180 days prior to the expiration of the then current term”.

B.	Section 15.1 is amended by replacing the words “at any time” with “upon any material breach by of this Agreement by the other Member which remains uncured 30 days after the non-breaching Member gives written notice thereof to the breaching Member”.

II.	Elimination of Initial Keep Whole Payments

C.	Sections 1.20, 1.39 10.6(d), and 10.7, and Schedules 10.7 and 10.7A are deleted

D.	Section 8.3(b)(ii) is amended by replacing “OPS Monthly Keep Whole Payment” with “distribution to OPS Member”.

III.	Substitution of Bricktown Brewery Restaurant for Coach’s Restaurant

A.	Sections 1.38, 8.3(b)(ii), and 15.3(c) and Schedule A-1 are each amended by replacing the word “Coach’s” with the “Bricktown Brewery”

B.	Section 8.3(b)(ii) and Exhibit II are amended by replacing “Sports Concepts LLC” with “BT Concepts LLC”.

Other than as specifically amended hereby, all other terms and provision of the Operating Agreement shall continue in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the day and year first above written.

MEMBERS:	RP Ops LLC, an Oklahoma limited liability company

By:
James M. Burke, Manager

Global Gaming RP LLC, a Delaware limited liability company

By:
John D. Elliot, CEO